Exhibit (h)(17)

NORTHERN INSTITUTIONAL FUNDS

ADDENDUM NO. 16 TO THE REVISED AND RESTATED

TRANSFER AGENCY AGREEMENT

This Addendum dated as of the 18th day of February, 2011, is entered into between NORTHERN INSTITUTIONAL FUNDS (the “Trust”), a Delaware statutory trust, and THE NORTHERN TRUST COMPANY, an Illinois state bank (the “Transfer Agent”).

WHEREAS, The Trust and the Transfer Agent have entered into a Revised and Restated Transfer Agency Agreement dated as of January 8, 1993, Addendum No. 1 dated July 1, 1993, Addendum No. 2 dated March 25, 1994, Addendum No. 3 dated January 22, 1997, Addendum No. 4 dated April 22, 1997, Addendum No. 5 dated January 27, 1998, Addendum No. 6 dated March 31, 1998, Addendum No. 7 dated October 5, 1999, Addendum No. 8 dated March 1, 2001, Addendum No. 9 dated July 31, 2001, Addendum No. 10 dated October 30, 2001, Addendum No. 11 dated August 20, 2003, Addendum No. 12 dated February 17, 2006, Addendum No. 13 dated May 9, 2008, Addendum No. 14 dated September 24, 2008 and Addendum No. 15 dated February 18, 2011 (the “Transfer Agency Agreement”), pursuant to which the Trust appointed the Transfer Agent to act as transfer agent with respect to each Class of shares in the Diversified Assets Portfolio, Government Portfolio, Tax-Exempt Portfolio, Government Select Portfolio, Equity Index Portfolio, Small Company Index Portfolio, Large Cap Equity Portfolio (formerly, the Diversified Growth Portfolio), Large Cap Growth Portfolio (formerly, the Focused Growth Portfolio), U.S. Treasury Index Portfolio, U.S. Government Securities Portfolio, Short Bond Portfolio, Bond Portfolio, Intermediate Bond Portfolio, Global Tactical Asset Allocation Portfolio (formerly, the Balanced Portfolio), International Growth Portfolio, International Equity Index Portfolio, Municipal Portfolio, Core Bond Portfolio, Liquid Assets Portfolio, Prime Obligations Portfolio, Large Cap Index Portfolio and Treasury Portfolio (each a “Portfolio,” collectively, the “Portfolios”); and

WHEREAS, the Trust and the Transfer Agent wish to amend the Transfer Agency Agreement to extend its termination date to June 30, 2012, for the each of the Portfolios;

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Duration and Termination. Section 8 of the Transfer Agency Agreement is amended and restated in its entirety as follows:

Duration and Termination. Insofar as the holders of Units representing the interests in the Series known as the Portfolios are affected by this Agreement, it shall continue, unless sooner terminated as provided herein, until June 30, 2012, and, insofar as the holders of Units representing the interests in each of the other Series are affected by this Agreement, it shall continue until June 30 of the year following the year in which the Series commences investment operations, and as to each Series thereafter shall continue automatically for periods of one year so long as each such latter continuance is approved at least annually (a) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons (as defined by the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust; provided, however, that this Agreement may be terminated by the Trust at any time with respect to any Class of Units, without the payment of any penalty, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding Units (as so defined) of such Class on 60 days’ written notice to Northern, or by Northern at any time, without the payment of any penalty, on 60 days’ written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its assignment (as defined by the 1940 Act).

2.	Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Transfer Agency Agreement.

3.	Miscellaneous. Except to the extent supplemented hereby, the Transfer Agency Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

All signatures need not appear on the same copy of this Addendum.

NORTHERN INSTITUTIONAL FUNDS

By:	/s/ Lloyd A. Wennlund
Name:	Lloyd A. Wennlund
Title:	President

THE NORTHERN TRUST COMPANY

By:	/s/ Eric K. Schweitzer
Name:	Eric K. Schweitzer
Title:	Senior Vice President